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                                                                    Exhibit 99.1


(AMERICAN HOMEPATIENT - LOGO)

                                                                    NEWS RELEASE



Contacts:         Joseph F. Furlong         or              Marilyn O'Hara
                  President and CEO                         Executive VP and CFO
                  (615) 221-8884                            (615) 221-8884
                                                            PRIMARY CONTACT


     FOR IMMEDIATE RELEASE

               AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
               THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003


BRENTWOOD, Tenn. (March 29, 2004) - American HomePatient, Inc. (OTC: AHOM) today reported net income of $4.7 million and revenues of $86.9 million for the fourth quarter ended December 31, 2003. For the year ended December 31, 2003, the Company reported net income of $14.0 million and revenues of $336.2 million.

The Company's revenues of $86.9 million for the fourth quarter of 2003 represent an increase of $5.2 million, or 6.4%, over the fourth quarter of 2002. The Company's revenues for the twelve months of 2003 of $336.2 million represent an increase of $16.5 million, or 5.2%, over 2002. In March of 2002, the Company sold substantially all of the assets of an infusion center, which contributed $2.0 million in revenues during 2002. Excluding the revenues of the sold center in 2002, same-location revenues in 2003 increased $18.5 million, or 5.8%, compared to the same period of last year. The Company's revenue growth for the fourth quarter and year ended December 31, 2003 was all internally generated and primarily was attributable to the Company's sales and marketing efforts.

The Company's net income of $4.7 million for the fourth quarter of 2003 compares to net income of $8.2 million for the fourth quarter of 2002. Net income for the fourth quarter includes approximately $0.3 million of reorganization items related to the bankruptcy proceedings. Adjusted net income is a non-GAAP financial measure that is calculated as revenue less expenses other than reorganization items, Chapter 11 financial advisory expenses incurred prior to filing bankruptcy, cumulative effect of change in recent accounting principle, gain on sale of assets of center, provision for (benefit from) federal income taxes, and includes non-default interest expense. Adjusting for these reorganization items, adjusted net income for the fourth quarter of 2003 would have been $5.0 million. Net income for the fourth quarter of 2002 does not include approximately $5.3 million of non-default interest expense that would have been paid had the Company not sought bankruptcy protection and includes $1.6 million of reorganization items. Including the non-default interest expense not paid and excluding the reorganization items and the Chapter 11 financial advisory expenses, the Company would have had adjusted net income of $4.4 million in the fourth quarter of 2002.

The Company's net income of $14.0 million for the twelve months of 2003 compares to a net loss of $(61.2) million for the same period of 2002. Net income for 2003 includes approximately $4.1 million of reorganization items and does not include approximately $10.0 million of non-default interest expense that would have been paid during the period had the Company not sought bankruptcy protection. The Company's net loss of $(61.2) million for the year ended December 31, 2002 does not include approximately $8.7 million of non-default interest expense that would have been paid during the period had the Company not sought bankruptcy protection and includes a $68.5 million charge for the cumulative effect of a change in accounting principle associated with the Company's adoption of Statement of Financial Accounting Standards No. 142 ("Goodwill and Other Intangible Assets"), a federal income tax benefit of $1.9 million, a gain on the sale of the assets of an infusion center of $0.7 million, reorganization items of $5.5 million, and Chapter 11 financial advisory expenses incurred prior to filing bankruptcy of $0.8 million. Excluding these items in 2002 and including the non-default interest expense that was not paid in 2002, the Company's adjusted net income for the year ended December 31, 2002 would have been $2.3 million. Excluding the reorganization items in 2003 and including the non-default interest expense that was not paid in 2003, the Company would have had adjusted net income of $8.1 million for the year ended December 31, 2003. The $5.8 million increase in adjusted net income for the year ended December 31, 2003 compared to the same period in 2002 is primarily the result of increased same-location revenues and lower bad debt expense.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as revenues less expenses other than interest, taxes, depreciation and amortization. EBITDA for the fourth quarter of 2003 and for the fourth quarter of 2002 was $15.4 million and $13.5 million, respectively. For the fourth quarter of 2003, adjusted EBITDA (EBITDA excluding reorganization items of $0.3 million and other income of

$0.4) was $15.3 million or 17.6% of revenues. For the fourth quarter of 2002, adjusted EBITDA (EBITDA excluding reorganization items of $1.6 million and other income of $0.3 million) was $14.7 million or 18.0% of revenues. For the twelve months of 2003, adjusted EBITDA (EBITDA excluding reorganization items of $4.1 million and other income of $0.7 million) was $50.6 million or 15.1% of revenues. For the period of 2002, adjusted EBITDA (EBITDA excluding the cumulative effect of change in accounting principle of $68.5 million, reorganization items of $5.5, Chapter 11 financial advisory expenses incurred prior to filing bankruptcy of $0.8 million, a gain on sale of assets of a center of $0.7 million, and other expense of $0.2 million) was $48.3 million or 15.1% of revenues.

Overall, operating expenses increased in the fourth quarter and the year ended December 31, 2003 compared to the same periods in 2002 by approximately $3.4 million and $6.8 million, respectively, primarily due to increased insurance expenses and higher personnel-related expenses. These expenses were partially offset by lower bad debt expense for 2003. As a percent of revenues, bad debt expense declined from 3.6% in 2002 to 3.1% in 2003. The reduction in bad debt expense primarily is the result of continued operational improvements and processing efficiencies at the Company's billing centers.


REIMBURSEMENT CHANGES

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. Several provisions in the Act, as described below, will have a material adverse impact on the Company's future operating results and financial condition.

Effective January 1, 2004, the reimbursement rate for inhalation drugs used with a nebulizer was reduced from 95% of the average wholesale price to 80% of the average wholesale price. Effective January 1, 2005, the reimbursement rate for inhalation drugs is scheduled to be further reduced to the average manufacturers' selling price plus six percent. As this 2005 reimbursement rate will not cover the cost of providing inhalation drugs, management believes that the Company and other providers of inhalation drugs will exit the inhalation drug business, thereby creating difficulties for Medicare beneficiaries to obtain these drugs. The Company is undertaking a number of efforts aimed at addressing this issue with the hope of modifying the reimbursement reduction for inhalation drugs scheduled to go into effect on January 1, 2005, but there can be no assurance that these efforts will be successful.

Also effective January 1, 2005, the reimbursement rates for 16 durable medical equipment and respiratory items will be reduced to the median Federal Employee Health Benefit Plan rates.

The Act also includes a freeze in reimbursement rates for certain durable medical equipment fixing reimbursement rates at those in effect on October 1, 2003, until the roll out of a national competitive bidding system scheduled to begin in 2007.

In addition to the reimbursement changes contained in the Act, the executive branch of the federal government recently released the fiscal year 2005 budget for the Department of Health and Human Services that contained a provision to eliminate the Medicare capped rental program. If this provision of the budget is approved, the fourteenth and fifteenth month rental and semi-annual maintenance payments for certain durable medical equipment items rented to our patients would be eliminated.

Management is taking a number of steps in an effort to reduce the expected impact of these reimbursement rate reductions including initiatives to grow revenues, improve productivity, and reduce costs.

American HomePatient, Inc. is one of the nation's largest home health care providers with 286 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM.

American HomePatient, Inc. provides information related to non-GAAP financial measurements such as adjusted net income, EBITDA, adjusted EBITDA and, from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company's GAAP financial statements, the Company clearly defines EBITDA, adjusted EBITDA, and adjusted net income and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, to assist in analyzing the Company's operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements, such as adjusted net income and adjusted EBITDA, that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company's current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company's GAAP financial statements.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding reimbursement reductions and the Company's ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

AMERICAN HOMEPATIENT, INC.                                            SCHEDULE A
SUMMARY FINANCIAL DATA
(In thousands, except per share data)


                                                                           THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                                                                DEC. 31,                  DEC. 31,
                                                                         ---------------------     --------------------
                                                                           2003         2002         2003        2002
                                                                         --------     --------     --------    --------
Revenues, net                                                            $ 86,917     $ 81,713     $336,181    $319,632
Cost of sales and related services                                         17,410       16,353       69,494      63,528
Cost of rentals and other revenues, including rental equipment
   depreciation                                                             9,307        8,915       36,265      34,976
Operating expenses, including bad debt expense                             47,015       43,581      187,604     180,854
General and administrative expenses                                         4,203        4,174       17,212      16,239
Earnings from unconsolidated joint ventures                                (1,393)      (1,198)      (4,778)     (4,590)
Depreciation, excluding rental equipment, and amortization                    927          991        3,640       4,075
Amortization of deferred financing costs                                      160           --          160       1,779
Interest expense (income), net                                              4,566         (459)       8,785      11,461
Other (income) expense, net                                                  (426)        (316)        (708)        243
Chapter 11 financial advisory expenses incurred prior to filing
   bankruptcy                                                                  --           --           --         818
Gain on sale of assets of center                                               --           --           --        (667)
                                                                         --------     --------     --------    --------
INCOME FROM OPERATIONS BEFORE REORGANIZATION ITEMS, INCOME TAXES AND
   CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                      5,148        9,672       18,507      10,916

Reorganization items                                                          306        1,580        4,082       5,497
                                                                         --------     --------     --------    --------
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                 4,842        8,092       14,425       5,419

Provision for (benefit from) income taxes                                     100         (100)         400      (1,912)
                                                                         --------     --------     --------    --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE           4,742        8,192       14,025       7,331

Cumulative effect of change in accounting principle                            --           --           --     (68,485)
                                                                         --------     --------     --------    --------
NET INCOME (LOSS)                                                        $  4,742     $  8,192     $ 14,025    $(61,154)
                                                                         ========     ========     ========    ========

Basic income per common share before cumulative effect of change in
   accounting principle                                                  $   0.29     $   0.50     $   0.86    $   0.45
Diluted income per common share before cumulative effect of change in
   accounting principle                                                  $   0.25     $   0.45     $   0.74    $   0.39

Basic income (loss) per common share                                     $   0.29     $   0.50     $   0.86    $  (3.74)
Diluted income (loss) per common share                                   $   0.25     $   0.45     $   0.74    $  (3.29)

                                                       DEC. 31,          DEC. 31,
                                                        2003              2002
                                                      ---------         ---------
Cash and equivalents                                  $   2,571         $  22,827
Restricted cash                                             400                67
Net patient receivables                                  56,940            54,183
Other receivables                                         1,935             1,254
                                                      ---------         ---------
   Total receivables                                     58,875            55,437
Other current assets                                     20,606            18,841
                                                      ---------         ---------
   Total current assets                                  82,452            97,172
Property and equipment, net                              56,831            50,427
Goodwill                                                121,834           121,214
Other assets                                             22,923            22,130
                                                      ---------         ---------
   TOTAL ASSETS                                       $ 284,040         $ 290,943
                                                      =========         =========
Accounts payable                                      $  17,518         $  13,267
Current portion of long-term debt                        11,720                --
Other current liabilities                                33,097            16,850
                                                      ---------         ---------
   Total current liabilities                             62,335            30,117

Long-term debt, less current portion                    251,194                --
Other non-current liabilities                             4,760               591
Liabilities subject to compromise                            --           307,829
                                                      ---------         ---------
   Total liabilities                                    318,289           338,537

   Total stockholders' deficit                          (34,249)          (47,594)
                                                      ---------         ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT        $ 284,040         $ 290,943
                                                      =========         =========

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AMERICAN HOMEPATIENT, INC.                                            SCHEDULE B
RECONCILIATION OF NON-GAAP FINANCIAL MEASUREMENTS TO GAAP FINANCIAL STATEMENTS (In thousands)

                                                                                   THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                                                        DEC. 31,                DEC. 31,
                                                                                  --------------------    --------------------
                                                                                    2003        2002        2003        2002
                                                                                  --------    --------    --------    --------
Net income (loss)                                                                 $  4,742    $  8,192    $ 14,025    $(61,154)
Add:
   Provision for (benefit from) income taxes                                           100        (100)        400      (1,912)
   Interest expense (income), net                                                    4,566        (459)      8,785      11,461
   Amortization of deferred financing costs                                            160          --         160       1,779
   Rental equipment depreciation                                                     4,899       4,853      20,241      19,687
                                                                                  --------    --------    --------    --------
   Other depreciation and amortization                                                 927         991       3,640       4,075
Earnings (loss) before interest, taxes, depreciation, and                         $ 15,394    $ 13,477    $ 47,251    $(26,064)
amortization (EBITDA)

Add:
   Cumulative effect of change in accounting principle with no
      related tax effect                                                                --          --          --      68,485
   Reorganization items                                                                306       1,580       4,082       5,497
   Chapter 11 financial advisory expenses incurred prior to filing
      bankruptcy                                                                        --          --          --         818
   Gain on sale of assets of center                                                     --          --          --        (667)
   Other (income) expense, net                                                        (426)       (316)       (708)        243
                                                                                  --------    --------    --------    --------
Adjusted EBITDA (EBITDA excluding cumulative effect of change in accounting principle, reorganization items, chapter 11 financial advisory expenses incurred prior to filing bankruptcy, gain on sale of assets of center,
   and other (income) expense, net)                                               $ 15,274    $ 14,741    $ 50,625    $ 48,312
                                                                                  ========    ========    ========    ========

Net income (loss)                                                                 $  4,742    $  8,192    $ 14,025    $(61,154)
   Benefit from federal income taxes(2)                                                 --          --          --      (1,912)
   Reorganization items                                                                306       1,580       4,082       5,497
   Chapter 11 financial advisory expenses incurred prior to filing
      bankruptcy                                                                        --          --          --         818
   Cumulative effect of change in accounting principle with no
      related tax effect                                                                --          --          --      68,485
   Gain on sale of assets of center                                                     --          --          --        (667)
   Non-default interest expense(1)                                                      --      (5,348)    (10,000)     (8,748)
                                                                                  --------    --------    --------    --------
   Adjusted net income                                                            $  5,048    $  4,424    $  8,107    $  2,319
                                                                                  ========    ========    ========    ========

------------
(1) Non-default interest expense is defined as the interest for which the Company would have been liable had interest payments not been stayed by the bankruptcy proceedings and had the Company not been in default of its credit agreement. The non-default interest is calculated by applying the applicable interest rates specified by the credit agreement to the Company's long-term debt during the periods presented.

(2) The benefit from federal income taxes is the result of the enactment of the Job Creation and Workers Assistance Act of 2002.